Exhibit 2.5

PUT AND CALL OPTION AGREEMENT

THIS PUT AND CALL OPTION AGREEMENT is made as of June 16, 2008 by and between MXL OPERATIONS, INC., a Pennsylvania corporation, MXL REALTY LP,  a Pennsylvania limited partnership, MXL LEASING LP,  a Pennsylvania limited partnership (jointly and severally the “Buyer Entities”) and MXL INDUSTRIES, INC., a Delaware corporation (the “Interest Holder”).

Background

The Interest Holder has a 19.9% ownership interest in each of MXL Realty and MXL Leasing and, an initial 40.95% interest in MXL Operations which, should MXL Operations issue and sell such further shares as presently permitted under that certain Stockholder Agreement of even date herewith, could be reduced, but in no event to less than to a 19.9% interest. The Buyer Entities purchased that certain plastics molding business operated immediately prior to the date of this Agreement by  the Interest Holder.

This Agreement provides for, among other matters, conditions and provisions under which (a) the Interest Holder can put its ownership interest in each of the Buyer Entities to said Buyer Entities and (b) the Buyer Entities can call the Interest Holders ownership interest in the Buyer Entities from the Interest Holder and sets forth their mutual understandings, rights and obligations regarding the foregoing and the other matters contained herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below, except as otherwise specified or as the context may otherwise require:

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities and Exchange Act of 1934, as amended.

“Bank Agreement” shall mean the Credit Agreements dated _______, 2008 by and between the Buyer Entities and Union National Community Bank, as amended from time to time, or any other credit agreements entered into from time to time by the Buyer Entities, or any one or more of them.

“Business Day” shall mean a day on which national banks operating in Pennsylvania and the primary depository bank for the Partnership are open for business.

“Buyer Entities” shall mean the MXL Operations, MXL Leasing and MXL Realty.

“Call Option Period” shall mean the period commencing on the third anniversary of this Agreement and continuing until the end of the Holding Period.

“Call Strike Price” shall mean an amount equal to the greater of (i) five (5) times EBITDA less Indebtedness of the Buyer Entities on the Computation Date plus any cash or cash equivalents held by the Buyer Entities on the Computation Date, multiplied by the Interest Holder’s Percentage Interest or (ii) $750,000 compounded monthly at an interest rate of 5% per annum from the date of this Agreement to the Computation Date.

“Computation Date” means the date the Partnership or Interest Holder gives notice of the exercise of its rights under Section 2.1 below.

“Corporate Interests” means an interest, voting or non-voting, in the common stock of MXL Operations determined in a manner consistent with Pennsylvania corporate law, unless stated to the contrary herein, with no distinction between such voting or non-voting stock for any purpose hereunder .

“EBITDA” shall mean for the consolidated net income of the Buyer Entities for the most recent fiscal year prior to the Computation Date,  as computed from the consolidation of the financial statements prepared by the independent accountants for the Buyer Entities in accordance with generally accepted accounting principles, consistently applied for each of such entities for the then latest fiscal year with any payments made to any of the Buyer Entities by any of the other Buyer Entities excluded in the consolidation of such income statements, plus the provision for taxes based upon income to the extent included in consolidated net income, plus interest expense paid or accrued, plus, without duplication, the interest component of capitalized leases, plus depreciation and amortization.

“Encumbrances” shall mean any mortgage, pledge, lien, charge, security or other third party interest.

“Equity Interests” shall mean the Partnership Interests of Interest Holder in MXL Realty and MXL Leasing and the Corporate Interests of Interest Holder in MXL Operations.

“Holding Period” shall mean the period commencing on the date of this Agreement and ending on the date upon which Interest Holder no longer has beneficial ownership of any of the Equity Interests

“Indebtedness” shall mean obligations for borrowed money.

“MXL Leasing” shall mean MXL Leasing, LP, a Pennsylvania limited partnership, and its successors

“MXL Operations” shall mean MXL Operations, Inc., a Pennsylvania corporation, and its successors.

“MXL Realty” shall mean MXL Realty, LP, a Pennsylvania limited partnership, and its successors

“Interest Holder” shall mean MXL Industries, Inc., a Delaware corporation, and its successors.

“Partnership Interest” shall mean an interest, limited or general in each of the Buying Entities which is a partnership determined in a manner consistent with Treasury Regulations 1.704-1(b)(3), as amended or any successor thereto.

“Percentage Interest” shall be the percentage of the total outstanding Equity Interests of each of the Buying Entities held by Interest Holder which is 19.9% of each of MXL Leasing and MXL Realty and 40.95% of MXL Operations as of the date of this Agreement.  The Percentage Interest of the Interest Holder shall be, if different from the foregoing, absent manifest error, as set forth on the books and records of the Buying Entities. In the event the Equity Interest of Interest Holder is not identical for each of the Buyer Entities, Partnership Interest shall be computed by averaging Interest Holder’s equity interest in each of the Buyer Entities; with each such equity interest weighted based upon the EBITDA of each of the Buyer Entities as determined at the relevant time based upon the Computation Date.

“Person” shall mean any individual, partnership, corporation, trust, limited liability partnership, or other entity.

“Put Option Period” shall mean the period commencing on the third anniversary of this Agreement and continuing until the end of the Holding Period.

“Put Strike Price” shall mean an amount equal to five (5) times EBITDA less Indebtedness of the Buyer Entities on the Computation Date plus any cash or cash equivalents held by the Buyer Entities on the Computation Date multiplied by the Interest Holders’ Percentage Interest on the Computation Date.

ARTICLE 2

OPTION TO CALL AND PUT  EQUITY  INTERESTS

2.1           Put and Call Options.  At anytime during the Put Option Period, Interest Holder shall have the right, at its discretion, to sell to the Buyer Entities all but not less than all of its Equity Interests at the Put Strike Price, and subject to the terms of this Agreement, the Buyer Entities shall have the joint and several obligation to purchase from Interest Holder all but not less than all of Interest Holder’s Equity Interests at the Put Strike Price.  At anytime during the Call Option Period, the Buyer Entities, acting jointly, shall have the right, at their discretion, to purchase from Interest Holder all but not less than all of Interest Holder’s Equity Interests at the Call Strike Price, and subject to the terms of this Agreement, Interest Holder shall have the obligation to sell to the Buyer Entities all but not less than all of its Equity Interests at the Call Strike Price.  The rights of Interest Holder and the Buyer Entities shall be subject to the restrictions of Section 2.3.  The Buyer Entities shall, in their sole discretion, determine which Buyer Entities shall purchase which Equity Interests.

2.2           Exercise.  Either Interest Holder or the Buyer Entities, acting jointly, may exercise its right to sell and purchase, respectively, the Equity Interests pursuant to Section 2.1 above by giving the other Party a written notice of its intent to make such sale or purchase of the Equity Interests.  The notice shall set forth a date for the sale and purchase of the Equity Interests which shall not be less than thirty (30) nor more than sixty (60) Business Days from the date of the notice.  Upon the delivery of the notice referred to in this Section 2.2 and subject to Section 2.3, the Buyer Entities shall be jointly and severally bound to take all necessary action to pay the Put Strike Price or Call Strike Price, as applicable, for the Equity Interests, and Interest Holder shall be bound to take all action necessary to deliver to the Buyer Entities the certificate or certificates, if any, evidencing the Equity Interests, with such documents transferring the Equity Interests as reasonably required by counsel to the Buyer Entities.   The act of Interest Holder in transferring the Equity Interests to the Buyer Entities shall constitute a representation and warranty by Interest Holder that the Equity Interests are being transferred free of all Encumbrances.

2.3           Restrictions.

(a)           Neither Interest Holder nor the Buyer Entities may exercise its right to sell and purchase, respectively, the Equity Interests pursuant to Section 2.1 unless the same rights are exercised, in full, in connection with all of the Equity Interests.

(b)           The Buyer Entities shall not have the right to deliver a notice to purchase the Equity Interests pursuant to Section 2.1 above if any Bank Agreement does not permit such purchase, unless the Buyer Entities obtain an appropriate waiver under the Bank Agreement.

(c)           In the event that any Bank Agreement does not permit the Buyer Entities, or any one or more of them, to purchase the Equity Interests in accordance with a notice given by Interest Holder pursuant to Section 2.1 above, the Buyer Entities shall (i) immediately notify Interest Holder indicating the provisions in the Bank Agreement which it believes applicable and (ii) within ten (10) business days, request a waiver of such provisions of the applicable Bank Agreement.  If the Buyer Entities are not successful in obtaining a waiver under the Bank Agreement, (iii) the Buyer Entities shall be under no then present obligation to purchase the Equity Interests and (iv) Interest Holder may either withdraw its purchase request or, by further notice to the Buyer Entities, or any one of them, require that such purchase request be considered a continuing request which shall be acted upon at the first date thereafter when such purchase would not be a violation of the Bank Agreement.  If Interest Holder elects that the request be considered of a continuing nature, it may reasonably require the Buyer Entities to renew its request for a waiver under the Bank Agreement from time to time.  Provided, however, the Buyer Entities shall not be deemed to be prevented from purchasing the Equity Interests if the aggregate purchase price for such Equity Interests can be paid by each of the Buyer Entities contributing the maximum consideration which said Buyer Entity may contribute without said Buyer Entity breaching its Bank Agreement or the maximum contribution which said Buyer Entity may make pursuant to a Bank Agreement waiver obtained in accordance with the requirement of this subsection.

(d)           In the event that the obligation of the Partnership to purchase the Partnership Interests in accordance with a notice given by Interest Holder pursuant to Section 2.1 shall, at anytime during the initial five years after the commencement of the Put Option Period, prevent any Buyer Entity from pursuing or completing a capital project (i) approved in the manner provided herein or in the partnership or shareholder documents relating to a Buyer Entity other than the Partnership and (ii) to cost more than the Put Strike Price (computed as of the date of Interest Holder’s notification) and (iii) is material to the expansion or success of any Buyer Entity and (iv) the General Partner has notified Interest Holder of the pending capital project prior to the exercise of the Put Option, (x) the Partnership shall be under no then present obligation to purchase the Partnership Interests and (y) Interest Holder may either withdraw its purchase request or, by further notice to the Partnership, require that such purchase request be considered a continuing request which shall be acted upon at the first date thereafter when such purchase will not be restricted by Section 2.3(c) or this subparagraph.

(e)           The Put Strike Price or Call Strike Price shall be paid by the Buyer Entities in full by wire transfer of immediately available funds into a bank account as designated by Interest Holder on the date established pursuant to Section 2.2; provided that the Buyer Entities shall have the option, to be exercised in writing delivered to Interest Holder, to pay its purchase money obligation in connection with the Put Strike Price by paying an amount equal to twenty five percent (25%) of the Put Strike Price on the date established pursuant to Section 2.2 and the remainder of the Put Strike Price in thirty six (36) equal monthly installments (or the remaining term of the Partnership if less than three (3) years) with interest payable at the prime rate, as established from time to time by Bank of America NA.  The first installment shall be due and payable on the first day of the month following the date for the sale and purchase of the Partnership Interest, and subsequent monthly installments, with accrued interest, shall be due and payable on the first day of each succeeding month until the entire amount of the obligation is paid.  The Buyer Entities shall jointly and severally execute a promissory note containing the principal and interest terms set forth herein and a provision which provides for an acceleration of all of the obligations under the promissory note in the event that the Buyer Entities (or any one of them) fails to make any payment of principal and interest within five (5) Business Days after due or upon the occurrence of any of the event causing the dissolution and termination of any one or more of the Buyer Entities.  The promissory note shall have priority in payment and upon the assets of the Buyer Entities as to all creditors except (i) under the Bank Agreements and (ii) under any then existing agreements or future agreements entered into in the ordinary course of business which create a valid, perfected purchase money security interest, under applicable law.  The Buyer Entities shall have the right to prepay all or any part of the purchase money obligation at any time without penalty.  If the Buyer Entities exercise the option to pay over time as provided in this Section 2.3(e), the Buyer Entities agree to execute a promissory note and such other document as counsel for Interest Holder reasonably believes necessary to reflect the terms of this Section 2.3(e).

2.4           Put Strike Price.  Should the purchase of the Equity Interests be deferred under Section 2.3(c) or 2.3 (d), the Put Strike Price shall be the higher of the Put Strike Price applicable to the date of the original notice given by Interest Holder under Section 2.1 or the Put Strike Price applicable to the date of the actual purchase of the Equity Interests by the Buyer Entities.

ARTICLE 3

GENERAL PROVISIONS

3.1           Binding Effect and Benefit of This Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, as the case may be; including any Affiliate of Interest Holder or any other entity in a sale or transfer involving (i) more than 50% of the outstanding voting power of Interest Holder or (ii) a substantial part of the assets of Interest Holder.

3.2           Notices, etc.  Except as otherwise expressly provided herein, all notices which are required or contemplated by this Agreement shall be in writing.  Delivery of such notices shall be deemed to be made when the same are either personally served upon the party entitled thereto or sent by telecopy (fax) to such person (with receipt acknowledged by the person receiving such telecopy) or three (3) days after being deposited in the mails, by certified or registered mail, with postage prepaid, addressed to such party as follows:

MXL Industries, Inc.
c/o National Patent Development Corporation
10 East 40th Street, Suite 3110
New York, NY 10016
Attention: Vice President Finance

MXL Realty LP
1764 Rohrerstown Road
Lancaster, PA 17601
Attention: James A. Eberle or M. Bryan Bess

MXL Leasing LP
1764 Rohrerstown Road
Lancaster, PA 17601
Attention: James A. Eberle or M. Bryan Bess

MXL Operations, Inc.
1764 Rohrerstown Road
Lancaster, PA 17601
Attention: James A. Eberle or M. Bryan Bess

3.3           Integration; Termination.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, writings, documents, instruments, information memoranda, etc.  No termination or amendment of this Agreement shall be binding unless in writing and signed by all of the parties hereto.

3.4           Interpretation.  This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its choice of laws or conflicts of laws provisions.  As used in this Agreement, the masculine gender shall include the feminine or neuter gender and the plural shall include the singular wherever appropriate.  The titles of the Articles and Sections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.  The word “including” is intended to be used in its most expansive understanding, is not exclusive of any other possibility, notwithstanding any contrary interpretation of statute or common law, and shall be construed to mean “including, without limitation.”

3.5           Counterparts  The parties hereto may execute this Agreement and any document from time to time executed in connection herewith in any number of counterparts, and by facsimile or electronic transmission, each of which, when executed and delivered, shall be an original; but all such counterparts shall constitute one and the same instrument.

3.6           Severability of Provisions.  Each provision of this Agreement shall be considered severable.  If for any reason any provision or provisions hereof are determined to be illegal or invalid, such illegality or invalidity shall not impair the operation of or affect those portions of this Agreement that are valid and this Agreement shall be construed in all respects as if such invalid or illegal provision was omitted.

3.7           Matters Relating to Disputes.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its principles of choice of laws or conflict of laws.  Each party agrees that the venue for any dispute arising between the parties regarding this Agreement shall be binding arbitration conducted by the American Arbitration Association (AAA) in Philadelphia, Pennsylvania in accordance with the Commercial Arbitration rules of the American Arbitration Association.  All disputes between the parties hereto shall be determined solely and exclusively by arbitration in accordance with the Commercial Rules then in effect of the American Arbitration Association, or any successors hereto, in Philadelphia, Pennsylvania, unless the parties otherwise agree in writing.  The parties shall jointly select an arbitrator.  In the event the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select a party arbitrator within (7) days and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator, provided that if either party through their party arbitrator fails to select an arbitrator within seven (7) days, or the parties through their party arbitrator fail to agree upon a sole arbitrator within seven (7) days of appointment, such arbitrator shall be selected by the AAA upon application of either party.  Judgment upon the award of the agreed upon arbitrator or the arbitrator selected by the AAA, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction.  EACH PARTY HEREBY WAIVES THE RIGHT TO SUBMIT ANY DISPUTE, CLAIM OR CAUSE OF ACTION THAT IT MAY HAVE AGAINST THE OTHER PARTY UNDER THIS AGREEMENT TO A PUBLIC TRIBUNAL FOR JURY OR NON-JURY TRIAL, PROVIDED THAT JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth at the head hereof.

[The remainder of this page is intentionally blank.  Signatures on next page.]

ATTEST/WITNESS:

MXL REALTY, LP

/s/ Ted Brubaker	By:	/s/ James A. Eberle

MXL LEASING, LP

/s/ Ted Brubaker	By	/s/ James A. Eberle

MXL OPERATIONS, INC.

/s/ Ted Brubaker	By:	/s/ James A. Eberle

MXL INDUSTRIES, INC.

/s/ Stacey Sabo	By:	/s/ John C. Belknap